Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 16, 2012, relating to the proved oil and gas reserves of ATP Oil & Gas Corporation (the “Company”) as of December 31, 2011, to the information derived from such reports and to the reference to this firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

Collarini Associates

/s/ Mitch Reece
Mitch Reece, P.E. President

March 23, 2012